Exhibit 99.2

EXTERRAN GENERAL PARTNER, L.P.
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands of dollars)

September 30, 2007
(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,851
Accounts receivable, trade, net of allowance of $66 and zero, respectively	9,924
Accounts receivable, affiliate	17,146
Total current assets	32,921
Contract operations equipment	388,907
Accumulated depreciation	(88,141)
Net contract operations equipment	300,766
Goodwill	67,152
Other assets	1,103
Total assets	$401,942
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable, trade	$465
Accounts payable, affiliate	23,470
Accrued liabilities	2,506
Accrued interest	3,187
Total current liabilities	29,628
Long-term debt	220,000
Derivative financial instrument	4,545
Total liabilities	254,173
Commitments and contingencies (Note 10)
Minority interest	142,097
Partners’ capital:
General partner units	5,747
Accumulated other comprehensive loss	(75)
Total partners’ capital	5,672
Total liabilities and partners’ capital	$401,942

See accompanying notes to unaudited condensed consolidated financial statements.

EXTERRAN GENERAL PARTNER, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

1. BASIS OF PRESENTATION

Exterran General Partner, L.P., formerly referred to as UCO General Partner, LP, is a Delaware limited partnership that was formed in June 2006, to become the general partner of Exterran Partners, L.P. (the “Partnership”), formerly referred to as Universal Compression Partners, L.P.  The terms "we," "us," or "our" when used in this report refer to Exterran General Partner, L.P. and its subsidiaries, collectively.  Exterran General Partner, L.P. was initially an indirect wholly-owned subsidiary of Universal Compression Holdings, Inc. (“Universal Compression Holdings”).  Universal Compression Holdings was merged with and into Exterran Holdings, Inc. (“Exterran Holdings”) in August 2007.  Exterran General Partner, L.P. contributed $20 and Exterran, Inc., formerly referred to as Universal Compression, Inc., as the organizational limited partner, contributed $980 to the Partnership on June 22, 2006.  As Exterran General Partner, L.P. is a limited partnership, its general partner Exterran GP LLC, formerly referred to as UCO GP, LLC, conducts the Partnership’s business and operations, and the Board of Directors and Officers of Exterran GP LLC make decisions on the Partnership’s behalf.

The Partnership is a publicly held Delaware limited partnership formed on June 22, 2006, to acquire certain contract operations customer service agreements and related compressor fleet used to service those customers from the Partnership’s predecessor, Exterran Partners Predecessor (the “Predecessor”), formerly referred to as Universal Compression Partners Predecessor. On August 20, 2007, the Partnership changed its name from Universal Compression Partners, L.P. to Exterran Partners, L.P. concurrent with the closing of the merger of Hanover Compressor Company (“Hanover”) and Universal Compression Holdings.

These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements presented for the period from June 22, 2006 through December 31, 2006 immediately preceding this condensed consolidated balance sheet. Those notes contain a more comprehensive summary of our accounting policies. In the opinion of management, the accompanying unaudited consolidated financial statements contain all appropriate adjustments, all of which are normally recurring adjustments unless otherwise noted, considered necessary to present fairly the financial position of us and our consolidated subsidiaries and the results of operations and cash flows for the respective periods.

We consolidate all majority-owned and controlled subsidiaries including the Partnership.

Goodwill

The goodwill recorded in connection with the July 2007 contract operations acquisition, as described in Note 3, of $30.6 million was an allocation of Universal Compression Holdings’ goodwill related to its U.S. Contract Operations segment. The amount allocated was based on the fair value of the net assets of Universal Compression Holdings’ U.S. Contract Operations segment that were transferred to the Partnership to the total fair value of the net assets of Universal Compression Holdings’ U.S. Contract Operations segment.

We perform an impairment test for goodwill annually, or more often if indicators of potential impairment exist. Our goodwill impairment test involves a comparison of its reporting unit’s fair value with its carrying value. The fair value is determined using discounted cash flows and other market-related valuation models. Certain estimates and judgments are required in the application of the fair value models. As of February 2007, we performed our annual impairment analysis in accordance with the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 142 (“SFAS No. 142”), “Goodwill and Other Intangible Assets,” and determined that no impairment had occurred.  If for any reason the fair value of our goodwill declines below the carrying value in the future, we may incur charges for the impairment.

Unit-Based Compensation

Effective June 22, 2006, we adopted SFAS No. 123R, “Share-Based Payment,” which requires that compensation cost relating to share-based payment transactions be recognized in the financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued.

Income Taxes

As a partnership, all income, gains, losses, expenses, deductions and tax credits generated by the Partnership generally flow through to its unitholders. However, Texas, through a recently enacted margin tax, imposes an entity-level income tax on partnerships.

The State of Texas’ margin tax will become effective for tax reports originally due on or after January 1, 2008. This margin tax requires partnerships and other forms of legal entities to pay a tax of 1.0% on its “margin,” as defined in the law, based on 2007 results. The margin tax base to which the tax rate will be applied is either the lesser of 70% of total revenues for U.S. federal income tax purposes or total revenue less cost of goods sold or compensation for U.S. federal income tax purposes. For the nine months ended September 30, 2007, we recorded an accrued liability related to the Texas margin tax of approximately $0.2 million.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” established standards for entities to report information about the operating segments and geographic areas in which they operate. We operate in only one segment and all of our operations are located in the United States of America.

2. RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 was issued to clarify the accounting for uncertainty in income taxes recognized in an entity’s financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted the provisions of FIN 48 on January 1, 2007. The adoption of FIN 48 did not have an impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact that the adoption of SFAS No. 157 will have on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS No. 159”). SFAS No. 159 provided entities the one-time election to measure financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis under a fair value option. SFAS No. 159 is effective for financial statements as of the beginning of the first fiscal year that begins after November 15, 2007. Its provision may be applied to an earlier period only if the following conditions are met: (1) the decision to adopt is made after the issuance of SFAS No. 159 but within 120 days after the first day of the fiscal year of adoption, and no financial statements, including footnotes, for any interim period of the adoption year have yet been issued and (2) the requirements of SFAS No. 157 are adopted concurrently with or prior to the adoption of SFAS No. 159. We are currently evaluating the provisions of SFAS No. 159.

3. JULY 2007 CONTRACT OPERATIONS ACQUISITION

In July 2007, the Partnership acquired from Universal Compression Holdings contract operations customer service agreements with eight customers and a fleet of 722 compressor units having a net book value of $132.1 million, net of accumulated depreciation of $37.5 million, and comprising 281,992 horsepower, or 13% (by then available horsepower) of the combined U.S. contract operations business relating to natural gas compression of Universal Compression Holdings and the Partnership (the “July 2007 Contract Operations Acquisition”). These compressor units serve the compression service needs of the eight customers that became our customers upon the closing of the acquisition. In connection with this acquisition, we assumed $159.6 million in debt from Universal Compression Holdings and the Partnership issued to Universal Compression Holdings approximately 2.0 million common units and issued to us approximately 82,000 general partner units. Additionally, the Partnership issued approximately 2.0 million common units for proceeds of $69.0 million (net of private placement fees of $1.0 million) to institutional investors in a private placement. The Partnership entered into a registration rights agreement with the purchasers of the units offered in the private placement that, among other things, requires the Partnership to (a) file a shelf registration statement with the Securities and Exchange Commission (the “SEC”) covering the common units within 180 days of closing and (b) have the shelf registration statement declared effective by the SEC within 270 days of the closing. The Partnership used the proceeds from the private placement to repay a portion of the debt assumed from Universal Compression Holdings.

In connection with this acquisition, the Partnership expanded its revolving credit facility from $225 million to $315 million and borrowed an additional $90 million under that facility, which it used, along with available cash, to repay the remainder of the debt assumed from Universal Compression Holdings in conjunction with this acquisition. In July 2007, the Partnership entered into two interest rate swap agreements related to its revolving credit facility. Each swap agreement has a notional amount of $40 million. These swap agreements terminate in October 2011 and have a weighted average fixed rate of 5.33%.

Also, in connection with the closing of the acquisition, the Partnership entered into an amendment (the “First Amendment”) to the omnibus agreement (“Omnibus Agreement”) with Universal Compression Holdings, us, and others. The First Amendment, among other things, increased the cap on selling, general and administrative costs allocable from Universal Compression Holdings to the Partnership based on such costs incurred by Universal Compression Holdings on behalf of the Partnership from $2.5 million per quarter to $4.75 million (after taking into account any such costs that the Partnership incurs and pays directly) per quarter and increased the cap on cost of sales from $16.95 per horsepower per quarter to $18.00 per horsepower per quarter (after taking into account any such costs that the Partnership incurs and pays directly). These caps are scheduled to terminate on December 31, 2008. The Omnibus Agreement was amended and restated on August 20, 2007, but as discussed in Note 4, the amended and restated Omnibus Agreement retained these provisions.

4. MERGER BETWEEN UNIVERSAL COMPRESSION HOLDINGS AND HANOVER

On August 20, 2007, Universal Compression Holdings and Hanover completed their merger transaction. In connection with the merger, Universal Compression Holdings and Hanover became wholly owned subsidiaries of Exterran Holdings, and Universal Compression Holdings then merged with and into Exterran Holdings. As a result of the merger, Exterran Holdings owns us including our 340,383 general partner units, representing a 2% general partner interest, and all the incentive distribution rights in the Partnership, and also owns 2,014,395 common units and 6,325,000 subordinated units, collectively representing a 49% limited partner interest in the Partnership.

On August 20, 2007, in connection with the closing of the merger, the Partnership entered into an Amended and Restated Omnibus Agreement (“Amended and Restated Omnibus Agreement”) with Exterran Holdings, Exterran, Inc., Exterran GP LLC , us as general partner, EXLP Operating LLC and Exterran Energy Solutions, L.P. (formerly known as Hanover Compression Limited Partnership). The Amended and Restated Omnibus Agreement governs several relationships between the Partnership and Exterran Holdings, including:

•	Certain agreements not to compete between Exterran Holdings and its affiliates, on the one hand, and the Partnership and its affiliates, on the other hand;

•
Exterran Holdings’ obligation to provide all operational staff, corporate staff and support services reasonably necessary to operate the Partnership’s business and the Partnership’s obligation to reimburse Exterran Holdings for the provision of such services, subject to certain limitations, and the cost caps discussed in Note 3;

•	The terms under which Exterran Holdings, the Partnership and their respective affiliates may transfer compression equipment among one another to meet their respective compression services obligations;

•	The terms under which the Partnership may purchase newly-fabricated compression equipment from Exterran Holdings’ affiliates;

•	Exterran Holdings’ grant of a license of certain intellectual property to the Partnership, including the Partnership’s logo; and

•	Exterran Holdings’ obligation to indemnify the Partnership for certain liabilities and the Partnership’s obligation to indemnify Exterran Holdings for certain liabilities.

5. RELATED PARTY TRANSACTIONS

Upon the closing of the Partnership’s initial public offering, it entered into an Omnibus Agreement with Universal Compression Holdings, us as the general partner and others. Concurrent with the closing of the July 2007 Contract Operations Acquisition, the Partnership entered into the First Amendment to the Omnibus Agreement, as described in Note 3.

The closing of the merger of Universal Compression Holdings and Hanover constituted a change of control of Universal Compression Holdings under the Omnibus Agreement, which caused a termination of the non-competition and equipment-sharing provisions, among others, of the Omnibus Agreement. On August 20, 2007, in connection with the closing of the merger, the Partnership entered into the Amended and Restated Omnibus Agreement, as described in Note 4. The Amended and Restated Omnibus Agreement will terminate on a change of control of us or the removal or withdrawal of us as the general partner, and the non-competition and equipment sharing provisions, among others, will terminate upon a change of control of Exterran Holdings.

For the three months and nine months ended September 30, 2007, the Partnership’s cost of sales exceeded the cap provided in the Omnibus Agreement by $2.8 million and $5.9 million, respectively. For the three months and nine months ended September 30, 2007, the Partnership’s selling, general and administrative expense exceeded the cap by zero and $0.3 million, respectively. The excess amounts over the caps are included in the Partnership’s condensed consolidated statements of operations. The cash received for the amounts over the caps have been accounted for as a capital contribution in our condensed consolidated balance sheet.

During the nine months ended September 30, 2007, the Partnership purchased $18.7 million of new compression equipment from Exterran Holdings and Exterran Holdings contributed $2.8 million to overhaul compression equipment to the Partnership. These costs relate to in-progress overhauls on equipment that was contributed to the Partnership on the dates of the Partnership’s initial public offering and the July 2007 Contract Operations Acquisition.

6. LONG-TERM DEBT

In connection with the July 2007 Contract Operations Acquisition, as described in Note 3, the Partnership expanded its revolving credit facility from $225 million to $315 million. As of September 30, 2007, the Partnership had approximately $220.0 million outstanding and $95.0 million available under its revolving credit facility. All amounts under the revolving credit facility mature in 2011.

The revolving credit facility bears interest at a Base Rate, as defined in the credit agreement, or LIBOR, at our option, plus an applicable margin. The applicable margin, depending on the Partnership’s leverage ratio, varies (i) in the case of LIBOR loans, from 1.0% to 2.0% or (ii) in the case of Base Rate loans, from 0.0% to 1.0%. The Base Rate is the higher of the U.S. Prime Rate or the Federal Funds Rate plus 0.5%. At September 30, 2007, all amounts outstanding were LIBOR loans and the applicable margin was 1.25%. The weighted average interest rate on the outstanding balance at September 30, 2007, excluding the effect of interest rate swaps was 6.7%.

Under the credit agreement, we are subject to certain limitations, including limitations on our ability to incur additional debt or sell assets, with restrictions on the use of proceeds; to make certain investments and acquisitions; to grant liens; and to pay dividends and distributions.  We are also subject to financial covenants which include a total leverage and an interest coverage ratio. As of September 30, 2007, we were in compliance with all financial covenants.

7. CASH DISTRIBUTIONS

On February 14, 2007, the Partnership distributed approximately $3.6 million, or $0.278 per unit, which reflects the pro rata portion of the minimum quarterly distribution rate of $0.35, covering the period from the closing of the initial public offering on October 20, 2006 through December 31, 2006. On May 15, 2007, the Partnership distributed approximately $4.5 million, or $0.35 per unit, the Partnership’s minimum quarterly distribution, covering the period from January 1, 2007 through March 31, 2007. On August 14, 2007, the Partnership distributed approximately $6.0 million, or $0.35 per unit, the Partnership’s minimum quarterly distribution, covering the period from April 1, 2007 through June 30, 2007.

On October 30, 2007, our board of directors approved a cash distribution of $0.40 per unit, or $6.8 million. The distribution covers the time period from July 1, 2007 through September 30, 2007. The record date for this distribution is November 9, 2007 and payment is expected to occur on November 14, 2007.

8. UNIT-BASED COMPENSATION

We have granted unit options in units of the Partnership to individuals who were not employees of ours, but who were employees of Universal Compression Holdings. Further, in the future we may grant options to employees of Exterran Holdings. Because we grant unit options to non-employees, we are required to re-measure the fair value of the unit options each period and to record a cumulative adjustment of the expense previously recognized.

During the three months ended September 30, 2007, the board of directors of Exterran GP LLC, our general partner, approved an amendment to the unit option agreements covering awards previously made under our long-term incentive plan. This amendment modified the awards such that the holders who are terminated without cause prior to the vesting date of January 1, 2009 will nonetheless vest on that date and that the awards will expire on December 31, 2009.

9. ACCOUNTING FOR INTEREST RATE SWAP AGREEMENTS

In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, all derivative instruments must be recognized on the balance sheet at fair value, and changes in such fair values are recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives that meet these hedging criteria will ultimately offset related earnings effects of the hedged item pending recognition in earnings.

At the closing of the Partnership’s initial public offering, we received from Universal Compression Holdings a forward starting swap agreement related to a notional amount of $125.0 million of the floating rate debt. As of September 30, 2007, the notional amount of the interest rate swap agreement was $125.0 million and the fair value of the interest rate swap agreement was a derivative liability of approximately $2.6 million. The swap agreement was designated as a cash flow hedge and terminates in December 2011 with a fixed rate of 5.28%. Because the terms of the hedged item and this swap do not substantially coincide, we perform calculations to determine the amount of ineffectiveness, if any.

In July 2007, the Partnership entered into two additional interest rate swap agreements which were designated as cash flow hedges to hedge the variable interest payments related to the revolving credit facility. Each swap agreement has a notional amount of $40 million, and the fair values of the interest rate swap agreements as of September 30, 2007 were derivative liabilities of $0.9 million and $1.0 million, respectively. These swap agreements both terminate in October 2011 and have a weighted average fixed rate of 5.33%.

10. COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, we are involved in various pending or threatened legal actions. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a material adverse effect on our financial position, results of operations or cash flows; however, because of the inherent uncertainty of litigation, we cannot provide assurance that the resolution of any particular claim or proceeding to which it is a party will not have a material adverse effect on our financial position, results of operations or cash flows for the period in which that resolution occurs.